PRESS RELEASE

                        September 10, 1997

CONTACT - BILL W. TAYLOR, EXEC. VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

FOR RELEASE - IMMEDIATELY

JACKSONVILLE BANCORP, INC. ANNOUNCES DECLARATION OF CASH DIVIDEND
(NASDAQ SYMBOL - JXVL)

     Jacksonville Bancorp, Inc. announced that its Board of Directors, at their meeting on September 9, 1997, declared a cash dividend of $0.125 per share of common stock of Jacksonville Bancorp, Inc. payable on October 13, 1997, to stockholders of record at close of business on September 30, 1997.

     Jacksonville Bancorp, Inc. is the owner of Jacksonville Savings Bank, SSB (formerly known as Jacksonville Savings and Loan Association), that conducts business through five branches in addition to its home office operations in Jacksonville, Texas.

     As of August 31, 1997, Jacksonville Bancorp,  Inc.  had a consolidated
financial  statement reflecting assets of $230.3 million,   liabilities  of
$196.6 million  and stockholder's equity of $ 33.7 million .